INVESTOR #EO2



                                (logo)TRANSWORLD
                      M 0 R T G A G E    C 0 R P 0 R A T I 0 N
                              OFFICER'S CERTIFICATE
                                       FOR
        ANNUAL REPORTING TO NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION
                                    (TRUSTEE)
                       EQUIVANTAGE HOME EQUITY LOAN TRUST
                                     1995-2


The undersigned Officer certifies the following for the fiscal year ending December 31, 1995:

(A) all premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that all such insurance policies are in full force and effect;

(B) all real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgaged Property, have been paid, or if any such costs or expenses have not been paid with respect to any Mortgaged Property, the reason for the non-payment has been reported to Norwest Bank Minnesota, National Association;

(C) that he/she has reviewed the activities and performance of the Sub-Servicer during the preceding fiscal year under the terms of the Pooling and Servicing Agreement and to the best of my knowledge, the Sub-Servicer has fulfilled all of its duties, responsibilities or obligations under this Agreement throughout such year, or if there has been a default or failure of the Sub-Servicer to perform any of such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to Norwest Bank Minnesota, National Association;

(D) that he/she has confirmed that the Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Pooling and Servicing Agreement are in full force and effect;

(E)      that  the  custodial  P&I and T&I  accounts  have  been  reconciled  in
         accordance  with  the  terms  of  Pooling  and   Servicing   Agreement.



TRANSWORLD MORTGAGE CORPORATION Sub-Servicer for
     EquiVantage Inc.

Certified By:
/s/Frank D. Feldhaus
Frank D. Feldhaus, Senior Vice President
and Chief Financial Officer

4/28/96
Date

servcert.eol



     13111 NORTHWEST FREEWAY  HOUSTON, TEXAS  77040-6311  (713) 895-6600

                   P.O. BOX 1529  HOUSTON, TEXAS  77210-1529